Exhibit 99.1

Heska Corporation:	Hayden IR:
John McMahon, Chief Financial Officer	Brett Maas, Managing Partner
970.619.3082	646.536.7331
investorrelations@heska.com	brett@haydenir.com

Heska Adds Growth Capital with $30 Million Credit Agreement

with JPMorgan Chase

LOVELAND, Colo., JULY 27, 2017 /PRNewswire/ — Heska Corporation (NASDAQ: HSKA—News; “Heska” or the “Company”), a provider of advanced veterinary diagnostic and specialty products, announced today that it has entered into a new $30 million credit agreement with JPMorgan Chase, Inc. The credit agreement matures in July 2020 and replaces the Company’s existing $15 million asset based line of credit. The new facility, which may be increased by an additional $20 million subject to conditions, provides access to a new revolving credit facility that can be used for general working capital, capital investments and acquisitions. John McMahon, Vice President and Chief Financial Officer of Heska, stated, “As Heska pursues strategic growth opportunities, the incremental liquidity, enhanced flexibility, and expandability of this new credit facility represents another key piece in place for Heska. Transitioning from asset-based borrowing to a more traditional revolving line of credit, at more favorable terms, allows us to maximize our liquidity options. We are honored to have earned the support and confidence of JPMorgan Chase and look forward to growing this new relationship.”

Additional information regarding the credit agreement and the other transactions contemplated in the credit agreement is expected to be included in the Company’s Current Report on Form 8-K, to be filed with the Securities and Exchange Commission on or before August 2, 2017. Interested parties are encouraged to read the credit agreement and related information when it becomes available because it will contain important information.

About Heska

Heska Corporation (NASDAQ:HSKA—News) sells advanced veterinary diagnostic and specialty products. Heska’s state-of-the-art offerings include blood testing instruments and supplies, digital imaging products, software and services, vaccines, local and cloud-based data services, allergy testing and immunotherapy, and single-use offerings such as in-clinic diagnostic tests and heartworm preventive products. The Company’s core focus is on supporting veterinarians in the canine and feline healthcare space. For further information on Heska and its products, visit www.heska.com.

Forward-Looking Statements

This announcement may be deemed to contain forward-looking statements regarding Heska’s future financial and operating results. These statements are based on current expectations and are subject to a number of risks and uncertainties. Factors that could affect the financial and operating results of Heska generally include, but are not limited to, the following: using past results, including trends, to predict future outcomes, including financial results and customer behavior; risks that future strategic transactions may negatively impact rather, than enhance, stockholder value or may not come to fruition at all; reliance on key personnel; competition; the potential negative impact of litigation; and the risks set forth in Heska’s filings and future filings with the Securities and Exchange Commission, including those set forth in Heska’s Quarterly Report on Form 10-Q for the three months ended March 31, 2017.